Exhibit 10.23

CONFIDENTIAL

August 17, 2023

Dear Cindy:

I am pleased to extend to you an offer of employment with PacifiCorp (“Company”). Your title will be Chief Executive Officer and Chair, PacifiCorp. You will also agree to serve as the CEO of Pacific Power and Rocky Mountain Power, as needed. The position will be located in Portland, Oregon. You have an anticipated start date of September 1, 2023.

You agree to remain employed at PacifiCorp through at least December 31, 2028. You agree to serve as CEO of PacifiCorp through at least December 31, 2026. In consultation with Berkshire Hathaway Energy Company’s CEO, you will determine whether to continue your employment with the Company in the CEO role beyond December 31, 2026, or in the Chair position through at least December 31, 2028.

Salary
Your base salary as CEO and Chair will be $2,000,000 annually, which will be earned and paid on a bi-weekly basis. Your base salary as Chair only will be determined at time of role change.

Performance Incentive Plan
You will not be eligible to participate in the Company’s performance incentive plan or long-term incentive plan (“Plans”).

Special Performance Payment
In lieu of participation in the Company’s Plans, you will be eligible for a special performance payment if you remain employed in good standing as of December 31, 2028, and the special performance payment triggers are met.

Paid Time Off (PTO)
You will accrue paid time off each pay period based on your years of service. During the first calendar year, you will accrue a prorated 264 PTO hours. In addition to PTO, you will receive 12 paid holidays, including 10 scheduled and two floating holidays. If a holiday falls on Saturday, Friday is observed as the holiday. If a holiday falls on Sunday, Monday is observed as the holiday.

Insurance Benefits and 401(k)
You will be eligible for the Company’s benefits plans.

Relocation
You will be eligible for the Company’s relocation benefits to support your transition to Portland, Oregon. This will include:
•Payment of one month of your new salary, or $166,667 upon relocation to Portland
•Reimbursement for up to 12 months of temporary housing
•Assistance with selling your home, if applicable
•Additional benefits as provided for in the relocation policy

At-Will Employment
Your employment will be as an "at-will" employee. Accordingly, you are not guaranteed employment for any specified period of time, and you can be terminated or have your employment terms altered for any legal reason at any time. You also have the right to resign your employment at any time.

Contingencies
This offer is contingent upon the following: pre-employment and any subsequent background checks, physical and drug screenings and executed Employment Confidentiality Agreement.

To accept this offer of employment, please sign a copy of this letter along with the Confidentiality Agreement. Please return the completed documents via email to me.

Please contact me if you have questions.

Sincerely,

/s/ Natalie Hocken
Natalie Hocken
SVP, General Counsel

Enclosures

Acceptance:

/s/ Cindy Crane
Cindy Crane